We consent to the incorporation by reference in Registration Statements No. 333-17281, No. 333-17283, and 333-44249 of ACI Telecentrics Incorporated on Form S-8 of our report dated February 12, 1999 appearing in this Annual Report on Form 10-KSB of ACI Telecentrics, Incorporated for the year ended December 31, 1998.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Minneapolis, MN
March 30, 1999